Exhibit 8.1
August 31, 2009
American Express Receivables Financing Corporation II
200 Vesey Street, Room 138
Mail Stop 01-31-12
New York, New York 10285
American Express Receivables Financing Corporation III LLC
4315 South 2700 West, Room 1300, 02-01-04
Salt Lake City, Utah 84184
American Express Receivables Financing Corporation IV LLC
4315 South 2700 West, Room 1100, 02-01-58
Salt Lake City, Utah 84184
Re:	American Express Credit Account Master Trust Class A Series 2009-2 Floating Rate Asset Backed Certificates Class B Series 2009-2 Floating Rate Asset Backed Certificates
Ladies and Gentlemen:
     We have advised American Express Receivables Financing Corporation II, American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC (the “Registrants”) with respect to certain federal income tax aspects of the issuance by the Registrants of the Class A Series 2009-2 Floating Rate Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2009-2 Floating Rate Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006, as amended from time to time, and the Series 2009-2 Supplement, expected to be dated as of September 11, 2009, as more particularly described in the prospectus, dated August 27, 2009 (the “Base Prospectus”), and the preliminary prospectus supplement, dated August 27, 2009 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-155765, 333-155765-01, 333-155765-02 and 333-155765-03) as filed by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on November 28, 2008, and declared effective on February 3, 2009 (the “Registration

American Express Receivables Financing Corporation II
American Express Receivables Financing Corporation III LLC
American Express Receivables Financing Corporation IV LLC
August 31, 2009

Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the headings “Prospectus Summary—Tax Status” and “Tax Matters” in the Base Prospectus and “Summary of Series Terms—Tax Status” in the Preliminary Prospectus Supplement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP